As filed with the Securities and Exchange Commission on September 21, 2009
Registration No. 333-158111

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Grubb & Ellis Healthcare REIT II, Inc.
(Exact name of registrant as specified in governing instruments)

1551 N. Tustin Avenue, Suite 300
Santa Ana, California 92705
(714) 667-8252
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jeffrey T. Hanson
Chief Executive Officer and Chairman
Grubb & Ellis Healthcare REIT II, Inc.
1551 N. Tustin Avenue, Suite 300
Santa Ana, California 92705
(714) 667-8252
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Lauren Burnham Prevost
Heath D. Linsky
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000
(404) 365-9532 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ Registration No. 333-158111
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE
     This Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (Registration No. 333-158111) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to add certain exhibits not previously filed with respect to such Registration Statement.  No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits
          (b) Exhibits:  The following exhibits are filed as part of this registration statement:

Exhibit
Number	Exhibit

3.4	Second Articles of Amendment to the Second Articles of Amendment and Restatement of Grubb & Ellis Healthcare REIT II, Inc. (included as Exhibit 3.1 to our Current Report on Form 8-K filed September 21, 2009 and incorporated herein by reference)

SIGNATURE PAGE
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 21st day of September, 2009.

GRUBB & ELLIS HEALTHCARE REIT II, INC.
By:	/s/ Jeffrey T. Hanson
Jeffrey T. Hanson
Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey T. Hanson Jeffrey T. Hanson	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 21, 2009

/s/ Shannon K S Johnson Shannon K S Johnson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 21, 2009

* Danny Prosky	Director	September 21, 2009

* Patrick R. Leardo	Director	September 21, 2009

* Gerald W. Robinson	Director	September 21, 2009

* Gary E. Stark	Director	September 21, 2009

*/s/ Jeffrey T. Hanson Jeffrey T. Hanson, as attorney in fact